UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 7, 2015

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

3844 Kennett Pike, Wilmington, Delaware	19807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Tiggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Acorn Energy, Inc. (the “Company”) is a guarantor of the obligations of GridSense Inc., a subsidiary of the Company (“GridSense”), to Square 1 Bank (“Square 1”) under a Loan Agreement between GridSense and Square 1 dated as of November 2, 2012, as amended from time to time (the “Loan Agreement”). Under the terms of the Loan Agreement, failure by the Company to maintain compliance with certain financial covenants would constitute an event of default under the Loan Agreement and a related accounts receivable financing agreement (the “Financing Agreement”). The obligations of GridSense under the Loan Agreement are secured by substantially all the assets of GridSense, other than its intellectual property.

On April 7, 2015, GridSense received notice (the “Notice”) that the Company had failed to maintain compliance with covenants thereby creating an event of default under the Loan Agreement and under the Financing Agreement and declared all obligations of GridSense owing under the Loan Agreement and the Financing Agreement to be immediately due and payable. As of the date of the Notice, GridSense owes approximately $1,480,000 and $158,000 under the Loan Agreement and the Financing Agreement, respectively.

The Company, GridSense and Square 1 have reached a preliminary understanding to address the default pursuant to which the (i) Company would pay $500,000 to reduce the amount due under the Loan Agreement and to place $500,000 in a restricted cash collateral account, (ii) $480,000 balance due under the Loan Agreement would be converted to a term loan payable in 12 monthly installments commencing September 2015 and (iii) advances under the Financing Agreement would remain outstanding and would be payable in accordance with its terms. This preliminary understanding does not represent an agreement and remains subject to negotiation of the terms and execution of definitive documentation. The Company can provide no assurance that the preliminary understanding will be effectuated on the forgoing terms or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 13th day of April, 2015.

ACORN ENERGY, INC.

By:	/s/Michael Barth
Name: Michael Barth
Title: Chief Financial Officer

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